UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 14, 2014 (March 11, 2014)

International Metals Streaming Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-182629	45-5634033
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12303 Airport Way, Suite 200 Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 327-1497

4315 Lemac Drive Houston, Texas 77096
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2014, the registrant executed a Rescission and Release Agreement (the “Rescission Agreement”) which became effective on the same date, with four accredited investors (each an “Investor” and collectively the “Investors”) who previously purchased from the registrant shares of its common stock, par value $0.0001 per share (“Common Stock”).

The Investors purchased an aggregate of 1,875,162 shares of Common Stock (the Shares”) from the registrant pursuant to two Securities Purchase Agreements entered into with the registrant and dated as of August 9, 2013 and December 3, 2013 (collectively the “Purchase Agreements”), and the registrant received an aggregate $8 million in gross proceeds from the Investors in connection therewith.

Pursuant to the Rescission Agreement, the registrant and the Investors agreed to rescind the Purchase Agreements and the transactions thereunder. In connection therewith, within five business days from the date that the last party executes the Rescission Agreement (the “Effective Date”):

•	Each Investor shall deliver to the registrant such stock certificate(s) representing such Investor’s portion of the Shares, duly endorsed in favor of the registrant as transferee; and

•
The registrant shall remit to each Investor the amounts set forth in Exhibit A to the Rescission Agreement for each Investor, and which amount each Investor has agreed with each other Investor and the registrant as the amounts required to settle all claims as set forth in the Rescission Agreement.

In addition, the registrant releases the Investors, and each Investor releases the registrant, from and against all claims and damages arising from or relating to the Purchase Agreement, the rescission thereof and the registrant’s payment of expenses from the Gross Proceeds.

The foregoing summary description of the terms and conditions of the Rescission Agreement and the transactions contemplated thereunder is qualified in its entirety by a copy of such agreement attached as Exhibit 99.1 to this current report on Form 8-K, and incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description

99.1	Rescission and Release Agreement dated March 11, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL METALS STREAMING CORP.
(Registrant)

Date: March 14, 2014	By:	/s/ Kyle Floyd
Kyle Floyd
Chief Executive Officer

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